Exhibit 10.44

LOAN AGREEMENT

This LOAN AGREEMENT (as amended, restated, modified or otherwise supplemented from time to time, this “Agreement”) dated as of July 19, 2012, made by SANMINA-SCI CORPORATION, a Delaware corporation, having an address at 2700 North First Street, San Jose, California (“Borrower”), and UNION BANK, N.A., a national banking association, having an office at Technology, Media and Telecommunications Group, National Banking, 350 California Street 17th floor, San Francisco, CA 94104 (“Bank”).
W I T N E S S E T H :
WHEREAS, Bank has agreed to make a loan (the “Loan”) to Borrower in the principal amount of $40,000,000.00 (the “Loan Amount”); and
WHEREAS, as a condition to Bank extending the Loan to Borrower, Bank requires that the parties enter into an agreement governing the parties rights and obligations under the Loan on the terms, provisions, covenants and conditions hereinafter set forth.
NOW THEREFORE, the parties hereto agree as follows:
1. Definitions. All terms used herein but not otherwise defined shall have the following meanings:
“ABL Credit Agreement” means that certain Amended and Restated Loan, Guaranty and Security Agreement, dated as of March 16, 2012, among Borrower, Hadco Corporation, Hadco Santa Clara, Inc., Sanmina SCI Systems Holdings, Inc., and SCI Technology, Inc., as borrowers, Sanmina-SCI Systems (Canada) Inc. and SCI Brockville Corp. as guarantors, the lenders party thereto and Bank of America, N.A. as agent for the lenders party thereto; provided, that references herein to the ABL Credit Agreement shall be deemed to refer to the ABL Credit Agreement as in effect as of the date hereof or as subsequently amended, modified, restated or supplemented (provided that any such amendment, modification, restatement or supplement shall not affect the terms of this Agreement unless agreed by Bank in writing), and regardless of whether any obligations of Borrower remain outstanding thereunder (it being understood that the foregoing shall not in any way limit the ability of Borrower to amend, restate, modify or supplement the ABL Credit Agreement with the parties thereto).
“ABL Debt” means all outstanding “Obligations” under, and as defined in, the ABL Credit Agreement.
“Affiliate” means, with respect to a certain Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including the Patriot Act.
“Applicable Law” means all laws, rules, regulations and binding governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders, rulings and decrees of Governmental Authorities having jurisdiction over such Person.
“Applicable Margin” means, (a) with respect to Prime Rate Loans, one and one-half (1.5) percentage points (150 basis points) and (b) with respect to LIBOR Rate Loans, two and one-half (2.5) percentage points (250 basis points).

“Appraisal” means an MAI-appraisal of the Mortgaged Property satisfactory to Bank as determined by an Appraiser. Borrower shall pay the cost and expenses of any such Appraisal, including, without limitation, the fees of any such Appraiser.
“Appraiser” means an independent MAI-appraiser selected by Bank with at least five (5) years experience in real estate appraisals (as well as prior experience in appraising property similar to that of the Mortgaged Property) in the jurisdiction in which the Property is located.
“Asset Disposition” means a sale, lease, license, consignment, transfer or other disposition of Property of Borrower and for purposes of the definition of Net Income, Borrower's Subsidiaries, including (a) a disposition of Property in connection with a sale-leaseback transaction or synthetic lease and (b) any involuntary loss resulting from a casualty event or condemnation.
“Bank Parties” is defined in Section 10.
“Bankruptcy Code” means Title 11 of the United States Code.
“Board of Governors” means the Board of Governors of the Federal Reserve System.
“Borrowed Money” means, with respect to any Person, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Person, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding accounts payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property (excluding accounts payables owing in the Ordinary Course of Business); (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person; provided that in no event shall Borrowed Money include any obligations under or with respect to an operating lease (regardless of any change in the treatment thereof under GAAP with respect to operating leases outstanding prior to the effectiveness of any such change in treatment).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, California, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.
“Capital Lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by (i) the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), or (ii) any member of the European Economic Area or Switzerland, or any agency or instrumentality thereof (provided that such country, agency or instrumentality has a credit rating at least equal to that of the United States and the full faith and credit of such country is pledged in support thereof), in each case, with such securities having maturities of not more than thirteen months from the date of acquisition; (b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within thirteen months from the date of acquisition thereof (provided that the full faith and credit of such state is pledged in support thereof) and, at the time of acquisition thereof, having credit ratings of at least AA- (or the equivalent) by S&P and at least Aa3 (or the equivalent) by Moody's; (c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than thirteen months from the date of acquisition thereof issued by any commercial bank organized in the United States of America, Canada, Japan or Switzerland or any member of the European Economic Area, in each case, of recognized standing and having combined capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof); (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above; (e) commercial paper having a rating at the time of acquisition thereof of at least A-1 from S&P or at least P-1 from Moody's or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within thirteen months after the date of acquisition thereof; (f) interests in any investment company or money market fund substantially all of the assets of which are of the type specified in clauses (a) through (e) above; (g) corporate obligations with long term ratings of A or better from S&P or Moody's, with such obligations having maturities of not more than thirteen months from the date of acquisition; and (h) asset backed securities rated AAA or better by S&P or Moody's, with such securities having maturities of not more than thirteen months from the date of acquisition.
"Change in Law" means the occurrence after the date of this Agreement of (a) the adoption or phase-in of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by Bank (or, for purposes of Section 2(j), by any lending office of Bank or by Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law" regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means at any time, (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (i) shall have acquired beneficial ownership of 50.1% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Borrower or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Borrower; (b) during any period of twelve (12) consecutive months, the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Borrower cease to be occupied by Persons who either (i) were members of the board of directors of Borrower on the Closing Date or (ii) were nominated for election by the board of directors of Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors or directors elected in accordance with this clause (ii); or (c) any “change of control” or similar event under and as defined in any documentation relating to any Material Indebtedness.
“Claims” means all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys' fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations) incurred by or asserted against any Bank Party in any way relating to (a) the Loan, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Bank Party in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any of the Mortgaged Property, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by Borrower to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Bank Party is a party thereto.
“Closing Date” is defined in Section 3.
“Code” means Internal Revenue Code of 1986.
“Compliance Certificate” means a certificate, in the form of Exhibit B, by which Borrower certifies compliance with Section 7.
“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries.

“Contingent Obligation” means any obligation of a Person arising from a guaranty, suretyship, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
“Convertible Indebtedness” means Debt convertible into Equity Interest of Borrower or any of its Subsidiaries at the option of the holder thereof.
“Debt” means, as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding accounts payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations where the primary obligation associated therewith would constitute Debt under this definition; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.
“Default” means an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
“Default Rate” means, as of any date of determination, with respect to any Obligation, a rate per annum equal to the lesser of (a) the maximum rate of interest permitted by Applicable Law at such time; and (b) five percent (5.00%) plus the greater of (i) the Interest Rate otherwise applicable thereto and (ii) the Prime Rate then in effect.
“Disclosure Letter” means the disclosure letter of Borrower to Bank with respect to this Agreement, dated the Closing Date.
“Distribution” means any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind, including a dividend payable solely in shares of stock or the distribution of non-cash rights in connection with any stockholder rights plan); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
“Dollar(s) or $” means United States dollars.
“EBITDA” means, for any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP equal to the amount equal to the sum of the following: (a) Net Income; plus (b) to the extent deducted in the calculation of Net Income: (i) Taxes, whether paid or deferred, (ii) Net Interest Expense, (iii) amortization, (iv) depreciation, (v) other non-cash charges for such period including, without limitation, goodwill, restructuring charges, non-cash charges arising from the accelerated recognition of pension expenses previously deferred under FAS 87/88, cumulative translation adjustments arising from the liquidation of Subsidiaries, financing costs and expenses, fixed asset and other intangibles impairment; provided that any cash payments made in any future period in respect of such charges shall be subtracted from EBITDA in the period when such payments are made and (vi) any non-cash charges associated with the recognition of fair value of stock options and other equity-based compensation issued to employees which have been expensed in Borrower's statement of operations for such period;

minus (c) pension related payments or contributions for such period in excess of the related charges or expenses reflected on the income statement for such period.
“Enforcement Action” means any action to enforce any Obligations or Loan Documents or to realize upon the Mortgaged Property (whether by judicial action, self-help (to the extent permitted by law), exercise of setoff or recoupment, or otherwise).
"Environment" means any surface or subsurface water, water vapor, surface or subsurface land, air, fish, wildlife and all other natural resources.
"Environmental Law" means any law, ordinance, rule, regulation or requirement issued by any Federal, state or local Governmental Authority, whether now existing or hereafter enacted, and any judicial or administrative interpretations thereof, regulating the condition, disposal, distribution, generation, handling, manufacture, possession, presence, processing, production, sale, storage, transport, treatment or use of Hazardous Substances or relating to the protection of the Environment.
"Environmental Permits" means all permits, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law in connection with the ownership, use and/or operation of the Premises including, without limitation, those required for the disposal, distribution, encapsulation, generation, handling, manufacture, possession, processing, productions, remediation, removal, sale, storage, treatment, transport or use of Hazardous Substances.
“Equity Interests” means the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability, unlimited liability or joint venture); (c) member in a limited liability or unlimited liability company; or (d) any other Person having any other form of equity security or ownership, but excluding any debt security or debt instrument convertible into or exchangeable for any equity security or ownership interest.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) Borrower or any ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Extraordinary Expenses” means all costs, expenses or advances that Bank may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of Borrower, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon the Mortgaged Property; (b) any action, arbitration or other proceeding (whether instituted by or against Bank, Borrower, any representative of creditors of Borrower or any other Person) in any way relating to the Mortgaged Property (including the validity, perfection, priority or avoidability of

Bank's Liens with respect to the Mortgaged Property), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Bank in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to the Mortgaged Property; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' fees and commissions, auctioneers' fees and commissions, accountants' fees, wages and salaries paid to employees of Borrower or independent contractors in liquidating the Mortgaged Property, and travel expenses.
“Fiscal Month” means a fiscal month of any Fiscal Quarter.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Borrower for accounting and tax purposes, ending on the Saturday nearest September 30 of each year.
“Fixed Charge Coverage Ratio” means the ratio, determined on a consolidated basis for Borrower and its Subsidiaries for the most recent four Fiscal Quarters then ended, of (a) (i) EBITDA minus (ii) Consolidated Capital Expenditures (except those financed with Borrowed Money) less (but only to the extent not in excess of Consolidated Capital Expenditures for the applicable period) the aggregate net cash proceeds actually received by Borrower and its Subsidiaries from the sale of any fixed assets (including, without limitation, Real Estate) during the applicable period, to (b) Fixed Charges, in each case as determined in accordance with GAAP.
“Fixed Charges” means the sum of interest expense paid (other than payment-in-kind), scheduled principal payments made on Borrowed Money (other than maturing debt that is fully refinanced), Distributions made (excluding any Distributions made: (a) by Borrower to any Subsidiary or (b) by any Subsidiary to Borrower or to any other Subsidiary, but, for the avoidance of doubt, including that portion of any Distribution which is not paid to any Subsidiary or Borrower) and cash Taxes paid, net of cash refunds received; provided, that for purposes of the calculation of the Fixed Charge Coverage Ratio, (x) the sum of such Taxes paid net of cash refunds received shall not be less than zero and (y) Debt in an aggregate amount no greater than $35,000,000 under credit facility agreements entered into from time to time by any Subsidiary of Sanmina formed under the laws of India, Malaysia, Singapore, Thailand, or any country other than the United States of America or China and all Debt under credit facility agreements entered into from time to time by any Subsidiary of Sanmina formed under the laws of China shall be excluded from the calculation of the Fixed Charge Coverage Ratio if in each case such facilities mature or are by their respective terms automatically renewable for one year or less following the applicable date of determination.
“FLSA” means Fair Labor Standards Act of 1938.
“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by Borrower or any Subsidiary that is not subject to the laws of the United States of America; or (b) mandated by a government other than the United States for employees of Borrower or any Subsidiary.
“Full Payment” means with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) a release of any Claims of Borrower against Bank arising on or before the payment date; and (c) adequate provision (as determined by Bank in its reasonable judgment) having been made for any claims against any Bank Party that have been asserted or threatened in writing or that can otherwise reasonably be identified by Bank based on the then-known facts and circumstances.
“GAAP” means generally accepted accounting principles in effect in the United States of America consistently applied and maintained throughout the period indicated and consistent with prior financial practices of Borrower, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
“Governmental Authority” means any federal, state, provincial, territorial, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, central bank, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, Canada, or a province or territory thereof, or any other foreign entity or government.
"Hazardous Substances" means any material, substance or waste which is defined, listed, identified, designated or classified as “hazardous”, “toxic”, “infectious”, a “pollutant” or a “contaminant” as such under applicable Environmental Law regardless of whether such material be found on or below the surface of the ground, in any surface or underground water, airborne in ambient air or in the air inside of any structure built or located upon or below the surface of the ground, or in any machinery, equipment or inventory located at or used in any such structure, including, without limitation, asbestos and asbestos-containing materials and lead-based paint.
“Hedging Agreement” means an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.
“Indentures” means the Senior Subordinated Indenture and the Senior Indentures.
“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, provincial, territorial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim receiver, receiver-manager, monitor, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property under any bankruptcy or insolvency law (including, in each case, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity); or (c) an assignment or trust mortgage for the benefit of creditors under any bankruptcy or insolvency law.
“Intellectual Property” means all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
“Intellectual Property Claim” means any written claim or assertion (whether by suit or otherwise) that Borrower's ownership, use, marketing, sale or distribution of any Property violates another Person's Intellectual Property.
“Intercompany Debt” means Debt (whether or not evidenced by a writing) of Borrower or any of its Subsidiaries payable to, as applicable, Borrower or any of its Subsidiaries.
“Interest Expense” means for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Debt of Borrower and its Subsidiaries, including all commissions, discounts and other fees, charges owed with respect to letters of credit and net costs under Interest Rate Agreements.
“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending one, two or three months thereafter, as selected by Borrower in its Notice of Rate Election; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clause (c) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, and (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one month after the date on which the Interest Period began, as applicable.
“Interest Rate” is defined in Section 2(c).
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of managing the interest rate exposure or interest rate risk associated with Borrower's and its Subsidiaries' operations and not for speculative purposes.
“Investment” means any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person. For purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate amount of such Investment less all cash dividends and cash distributions received by such Person thereon (or in the case of noncash dividends and distributions received by such Person, the amount of cash received in respect thereof when and if converted into cash).
“IRS” means the United States Internal Revenue Service.
“LIBOR” means the rate per annum (rounded upwards, if necessary, to five decimal places where the sixth digit is five or more), at which Dollar deposits for the applicable Interest Period displayed on the LIBOR 01 page of the Reuters Monitor Money Rates Service Screen (or such other service as may replace or supplement the Reuters Monitor Money Rates Service Screen for the purpose of providing quotations of interest rates applicable for deposits in U.S. dollars in the relevant interbank market) as of 11:00 a.m. London time, two (2) Business Days prior to commencement of such Interest Period. If the LIBOR becomes unavailable during the term of this Agreement, Bank may designate a substitute index after notifying Borrower. If for any reason rates are not available as provided in the preceding sentence, the rate to be used to determine LIBOR shall be, at the Bank's discretion (in each case, rounded upward if necessary to five decimal places where the sixth digit is five or more), the rate per annum at which Dollar deposits are offered to the Bank in the London interbank eurodollar currency market or the rate at which Dollar deposits are offered to or by the Bank's London Branch to major banks in any offshore interbank eurodollar market selected by the Bank, in each case on the applicable day (provided that if such day is not a Business Day for which Dollar deposits are offered to the Bank in the London interbank eurodollar currency market, the next preceding Business Day for which Dollar deposits are offered to the Bank in the London interbank eurodollar currency market) shortly after 11:00 a.m. (London time) (for delivery on such date of determination) for a one month term.
“LIBOR Rate Loan” means each portion of the Loan that bears interest based on LIBOR.
“Lien” means any Person's interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, conditional sales, restrictions, leases, leasings, and other title exceptions and encumbrances affecting Property.
“Loan” is defined in the preamble to this Agreement.
“Loan Amount” is defined in the preamble to this Agreement.
“Loan Documents” means this Agreement, the Note, the Deed of Trust, the Environmental Indemnity, the Alternative Dispute Resolution Agreement and any other documents executed or furnished for purposes of or in connection with this Agreement, the Note, the Deed of Trust or the Environmental Indemnity.
“Loan Year” means each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

“Margin Stock” shall have the meaning given to such term in Regulation U of the Board of Governors.
“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) causes or could be reasonably expected to cause a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; (b) materially impairs the rights and remedies of Bank under any Loan Document, or the ability of Borrower to perform its obligations under any Loan Document; (c) has a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower of any Loan Document; or (d) has a material adverse effect upon a material portion of the Mortgaged Property.
“Material Contract” means any agreement or arrangement to which Borrower is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt or Borrowed Money having an outstanding principal amount of $25,000,000 or more.
“Material Indebtedness” means any Borrowed Money (other than the Loans), or obligations in respect of one or more Hedging Agreements, of Borrower evidencing an outstanding principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Borrower in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Obligor would be required to pay if such Hedging Agreement were terminated at such time.
“Maturity Date” is defined in Section 2(h)(1).
“Moody's” means Moody's Investors Service, Inc., and its successors.
“Mortgaged Property” is defined in Section 2(b).
“Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Income” means, for any period, (a) the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding (b) (i) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person's assets are acquired by Borrower or any of its Subsidiaries, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Dispositions or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net extraordinary losses, to the extent included in determining net income (or loss) for such period.
“Net Interest Expense” means, for any period, Interest Expense for such period minus interest income included in Net Income for such period.
“Note” is defined in Section 2(b).
“Notice of Rate Election” is defined in Section 2(c).

“Obligations” means (a) principal of and premium, if any, on the Loan, (b) interest, expenses, fees and other sums payable by Borrower under Loan Documents, (c) obligations of Borrower under any indemnity for Claims, (d) Extraordinary Expenses and (e) other Debts, obligations and liabilities of any kind owing by Borrower pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
“Ordinary Course of Business” means the ordinary course of business of Borrower, in the exercise of its reasonable business judgment and undertaken in good faith.
“OSHA” means the Occupational Safety and Hazard Act of 1970.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or an ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
“Permitted Acquisition” means any acquisition by Borrower, whether by purchase, merger, amalgamation, or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person to the extent permitted under the ABL Credit Agreement.
“Permitted Business” means any business that is related, ancillary or complementary to the businesses of Borrower and its Subsidiaries on the Closing Date or any reasonable extension thereof.
“Permitted Liens” is defined in Section 6(a).
“Person” means any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.
“Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.
"Premises" means the Mortgaged Property and the land surface and the entire subsurface under such Mortgaged Property (including the soil, sand, gravel, stone and rock), all surface water and subsurface water on such Mortgaged Property (whether flowing or stagnant), the ambient air on such Mortgaged Property, all structures, fixtures and buildings located, situated or erected on the land.
“Prime Rate” means the prime lending rate as announced by Bank (or any Affiliate of Bank if no such rate is announced by Bank) from time to time as its prime lending rate which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the interest rate resulting from a change in the Prime Rate shall be effective on the effective date of each change in the prime lending rate.
“Prime Rate Loan” means each portion of the Loan that bears interest based on the Prime Rate.

“Properly Contested” means, with respect to any obligation of any Person, (a) the obligation is subject to a bona fide dispute regarding amount or the Person's liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established to the extent required in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any material portion of the assets of the Person; (e) no Lien is imposed on any material portion of the assets of the Person, unless bonded and stayed to the extent reasonably requested by and to the satisfaction of Bank; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Real Estate” means all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
"Release" means any release as such term is defined under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 (22) et seq.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Restricted Investment” means any Investment by Borrower, other than (a) Investments in Subsidiaries; (b) Cash Equivalents to the extent permitted under the ABL Credit Agreement; and (c) Investments permitted under Section 6(c).
“Restricted Payment Conditions” means as of any date and in respect of any proposed transaction, the existence of the following conditions: (a) either (i) average unencumbered consolidated cash and Cash Equivalents of Borrower and its Subsidiaries on deposit in the United States in a U.S.-based depository institution after giving effect to such transaction on a pro forma basis during the preceding 30 day period is greater than or equal to $200,000,000, or (ii) the Borrower's average borrowing availability under a domestic credit facility with one or more institutional lenders after giving effect to such transaction on a pro forma basis during the preceding 30 day period is greater than or equal to $75,000,000, and on the date of such transaction, Borrower's actual borrowing availability under such credit facility is greater than or equal to $75,000,000; and (b) no Default or Event of Default exists or would result from such transaction. For purposes of the foregoing, “institutional lenders” shall be lenders with headquarters in the United States and with a lending office for such facility in the United States, and a “domestic credit facility” shall provide for availability of funding in the United States.
“Restrictive Agreement” means an agreement (other than a Loan Document) that conditions or restricts the right of Borrower to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, or to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any Intercompany Debt.
“S&P” means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“Senior Indentures” means those certain indentures, by and among Borrower, certain Subsidiaries thereof and the trustee party thereto and each governing one of either series of the Senior Notes, as each such indenture may be amended, supplemented, or otherwise modified from time to time.
“Senior Notes” means (a) the Senior Floating Rate Notes due 2014 issued by Borrower pursuant to an indenture, dated as of June 12, 2007, in the aggregate original principal amount of $300,000,000 (the “2014 Notes”), (b) the 7% Senior Notes due 2019 issued by Borrower pursuant to an indenture, dated as of May 10, 2011, in the aggregate original principal amount of $500,000,000, and (c) any registered notes issued by Borrower in exchange for, and as contemplated by, any of the Senior Notes with substantially identical terms as the Senior Notes.
“Senior Officer” means the chairman of the board, president, chief executive officer, chief financial officer or treasurer of Borrower.

“Senior Subordinated Indenture” means the certain indenture, by and among Borrower, certain Subsidiaries thereof and the trustee party thereto and governing the Senior Subordinated Notes, as such indenture may be amended, supplemented, or otherwise modified from time to time.
“Senior Subordinated Notes” means (a) the 8.125% Senior Subordinated Notes due 2016 issued by Borrower pursuant to an indenture, dated as of February 15, 2006, and (b) any registered notes issued by Borrower in exchange for, and as contemplated by, any of the Senior Subordinated Notes with substantially identical terms as the Senior Subordinated Notes.
“Solvent” means, as to any Person as of the date of determination, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Subordinated Debt” means liabilities the repayment of which is expressly subordinated to repayment of the Loan to Bank and approved by Bank as Subordinated Debt for purposes of this Agreement.
“Subsidiary” means any corporation or other entity at least 50% of whose voting securities or Equity Interests is owned by Borrower (including indirect ownership by Borrower through other entities in which Borrower directly or indirectly owns at least 50% of the voting securities or Equity Interests); provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the first Person shall be deemed to be outstanding.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Title Insurance” is defined in Section 3(l).
“UCC” means the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
“Unfunded Pension Liability” means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
2. Loan.
(a) General. Subject to the terms, provisions, covenants and conditions of this Agreement, Bank shall make the Loan to Borrower in the Loan Amount. The Loan shall be made in a single advance. Amounts repaid may not be reborrowed.

(b) Note; Deed of Trust; Security Documents. The Loan shall be (1) evidenced by a single promissory note (the “Note”) executed by Borrower in the form of Exhibit A annexed hereto and made a part hereof, which Note shall be (x) dated as of the Closing Date, (y) payable to the order of Bank and (z) in a principal amount equal to the Loan Amount, and (2) secured by (x) a deed of trust, security agreement, fixture filing and assignment of leases and rents (the “Deed of Trust”) made by Borrower to Old Republic National Title Insurance Company as trustee, for the benefit of Bank, constituting a first lien on all of the right, title and interest of Borrower in and to the property known as and located at 30 and 60 E. Plumeria Drive, 2700 North First Street and 2701 Zanker Road, San Jose, California, as more particularly described therein (the “Mortgaged Property”), and (y) an environmental compliance agreement (the “Environmental Indemnity”) made by Borrower to Bank, whereby Borrower agrees to indemnify Bank to the extent set forth therein with respect to Environmental Law matters (the Deed of Trust, the Environmental Indemnity and all of the other Loan Documents which serve as collateral securing the Loan are collectively referred to herein as the “Security Documents”).
(c) Interest Rate. Except as otherwise provided in this Agreement, the interest rate (the “Interest Rate”) during the term of the Loan shall be, at Borrower's option, a rate per annum equal to LIBOR or the Prime Rate, as the case may be, plus the Applicable Margin. To request the initial Interest Rate or Interest Rates or a conversion of an outstanding LIBOR Rate Loan to a Prime Rate Loan or from a Prime Rate Loan to a LIBOR Rate Loan, or to make an election of the next succeeding Interest Period for a LIBOR Rate Loan, Borrower shall give Bank, prior to 11:00 a.m. (Pacific time), at least three Business Days prior to date of a requested conversion or the expiration of an Interest Period, as applicable, written notice of a rate election (a “Notice of Rate Election”), which shall be irrevocable and shall specify (1) whether the applicable portion of the Loan is to be converted into or continued as a Prime Rate Loan or a LIBOR Rate Loan and (2) if the applicable portion is to be converted into or continued as a LIBOR Rate Loan, the length of the next succeeding Interest Period. If no Notice of Rate Election is received with respect to a LIBOR Rate Loan on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be continued with an Interest Period that corresponds to the Interest Period then ending; provided that the end of such Interest Period is not later than the Maturity Date. Notwithstanding any other provision contained in this Agreement, after giving effect to all advances and continuations or conversions, there shall not be more than four (4) different Interest Periods in effect at any time.
(d) Computation of Interest. The annual interest rate for this Loan is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Each determination by Bank of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.
(e) Inability to Determine Rates. In the event that Bank shall have reasonably determined (which determination shall, absent manifest error, be final, conclusive and binding on Borrower) that on any date for determining LIBOR, by reason of changes affecting the London interbank market, or Bank's position therein, (1) deposits in U.S. dollars are not being offered to banks in the relevant interbank market for the applicable Interest Period of any LIBOR Rate Loan or (2) adequate and fair means do not exist for ascertaining LIBOR, then in such event, Bank shall give telephonic or written notice to Borrower of such determination. Until Bank notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist, Bank shall not be required to make or maintain a LIBOR Rate Loan and the alternative rate of interest offered under this Agreement shall apply or, if no such rate is offered, the rate of interest shall be determined by Bank in its sole discretion.
(f) Interest Payments. Interest shall be payable, in arrears, on the last Business Day of each Interest Period, except that during any period when all or part of the Loan bears interest based on the Prime Rate, interest based on the Prime Rate shall be payable on the first Business Day of each month and on the date of conversion of the Loan or that portion of the Loan to a LIBOR Rate Loan; provided that interest on LIBOR Rate Loans shall be payable no less frequently than on the last Business Day of each quarter.
(g) Default Rate.

(1) Default Interest Rate. If any Event of Default shall occur, including failure to pay upon final maturity, Bank, at its option, may increase the interest rate on the Obligations to the Default Rate for the duration of the Event of Default. The Default Rate will not exceed the maximum rate permitted by applicable law.
(2) Late Charge. If a payment is more than 10 days late, Borrower will be charged five percent (5.00%) of the unpaid portion of the overdue payment.
(h) Final Payment; Maturity Date; Prepayments; Other Payments.
(1) Borrower shall make payment in full of the Loan, plus all accrued and unpaid interest thereon, on the earlier to occur of (A) July 19, 2015, as such date may be extended at Borrower's option for a maximum of two (2) successive periods of one (1) year each, each such option exercisable no earlier than one hundred twenty (120) days prior to the then-existing Maturity Date upon at least thirty (30) days prior written notice to Bank and in each case subject to Bank's prior written consent in its sole discretion (the “Maturity Date”) or (B) the date the Obligations may otherwise become due and payable hereunder.
(2) Prior to the Maturity Date, Borrower may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding Loan Amount; provided, however, that all such voluntary prepayments shall:
(A) Require at least five (5) Business Days prior written notice to Bank before 12:00 p.m. Pacific time on the date of any such prepayment (the “Prepayment Notice”); be in a minimum amount and in integral multiples of $1,000,000 (the “Prepayment Amount”); and
(B) be received by Bank on a prepayment date that is not later than [11:00 a.m. Pacific time] on a Business Day for same day credit (the “Prepayment Date”).

Any Prepayment Notice may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by Borrower (by notice to Bank on or prior to the specified Prepayment Date) if such condition is or will not be satisfied.
(3) LIBOR Breakage. Concurrently with any voluntary prepayment made during the term of the Loan, if a LIBOR Rate is in effect at the time of prepayment and the prepayment occurs on a day other than the last day of the Interest Period, then, in addition to the interest otherwise due and payable (including any interest accrued at the Default Rate) and any amounts due and payable pursuant to Section 2(j), Borrower shall pay to Bank an amount equal to the positive difference, if any, between the amount of interest that would accrue at the Market Rate (as hereinafter defined) on the amount prepaid for the remainder of the applicable Interest Period and the amount of interest that would accrue for such Interest Period based the Interest Rate then in effect for such Interest Period (“LIBOR Breakage”). For the purposes hereof, “Market Rate” means the rate of interest per annum at which deposits in United States Dollars are offered by Bank's principal office in London, England, to prime banks in the London interbank market at 11:00 a.m. (London time) two (2) Business Days before the date of prepayment in an amount substantially equal to the amount prepaid and for a deposit period comparable to the remaining Interest Period, as determined by Bank, in Bank's sole and absolute discretion. No LIBOR Breakage shall be payable in connection with payment of principal due on the Maturity Date.
(4) Payments. All payments by Borrower pursuant to this Agreement or any other Loan Document in respect of principal or interest shall be made, without setoff, deduction, claim or counterclaim, on the date due. Notwithstanding the foregoing, all payments by Borrower pursuant to this Agreement or any other Loan Documents shall be subject to all applicable withholding or other similar taxes, subject to Borrower's obligation to make payment under Section 2(j) of this Agreement with respect to such withholding or taxes. All payments received by Bank from or on behalf of Borrower pursuant to this Agreement or any other Loan Document shall, regardless of the application designated by Borrower, be applied, in Bank's sole and absolute discretion, to any sum due or owing pursuant to the terms, provisions, covenants and conditions of this Agreement or any other Loan Document. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, commissions and fees, if any, in connection with such payment.
(i) Illegality. In the event that Bank shall have reasonably determined (which determination shall, absent manifest error, be final, conclusive and binding on Borrower) at any time that compliance by Bank in good faith with any applicable law, rule, regulation or order, or any request, guideline, or directive (whether or not having the force of law) of any governmental authority, prohibits or restrains the making or continuance of any LIBOR Rate Loan, then, in any such event, Bank shall give prompt telephonic notice to Borrower of such determination, whereupon: (1) Borrower's right to request a LIBOR Rate Loan or continue the Loan or applicable portion of the Loan as a LIBOR Rate Loan shall be immediately suspended; and (2) that portion of the Loan bearing interest based on LIBOR shall automatically and immediately convert to a Prime Rate Loan, and shall be subject to Section 2(j). Until Bank notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist (which Bank agrees to provide at such time when such circumstances no longer exist), the Loan shall bear interest based on the Prime Rate as provided in Section 2(c).
(j) Increased Costs. If, (A) by reason of any Change in Law, or the compliance with any guideline or request from any central bank or other governmental or quasi-governmental authority exercising supervisory authority over Bank or its holding company or their activities (whether or not having the force of law) after the Closing Date, (1) Bank shall be subject to any tax, duty or other charge with respect to any portion of the Loan, or the basis of taxation of payments to Bank of the principal of or interest on any portion of the Loan shall change (except for changes in the rate of tax on the net income of Bank (including franchise taxes imposed on it in lieu of net income taxes), imposed by the jurisdiction in which Bank's principal office or its holding company's principal office or its lending office is located); (2) any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, deposit insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank shall be imposed or deemed applicable or any other condition affecting any portion of the Loan shall be imposed on Bank or the secondary eurodollar market; (3) Bank is required to increase the amount of capital required to be maintained or the rate of return on capital to Bank, is reduced, (4) any payment is subject to withholding or similar taxes as provided in Subsection (h)(4) above (excluding withholding taxes resulting from an assignment or participation pursuant to Section 12); or (5) Borrower is not permitted by law to pay any tax imposed on Bank and described in Section 3.06 of the Deed of Trust; and as a result of any of the foregoing there shall be any increase in the cost to Bank of making, funding or maintaining any portion of the Loan, or there shall be a reduction in the amount received or receivable by Bank, or in the rate of return to Bank, then Borrower shall from time to time, upon written notice from and demand by Bank pay to Bank within five (5) Business Days after the date specified in such notice and demand, additional amounts sufficient to compensate Bank against such increased cost, reduced amount received or diminished return. A certificate as to the amount required to compensate Bank (which request shall set forth in reasonable detail the basis for requesting such amount), submitted to Borrower by Bank, shall, except for manifest error, be final, conclusive and binding for all purposes. The provisions of this Section shall survive repayment of the Loan and cancellation of this Agreement.
(k) Loss Compensation. Borrower shall compensate Bank, upon its written request (which request shall set forth in reasonable detail the basis for requesting such amount), for all losses, expenses and liabilities (including, without limitation, any interest paid by Bank on funds borrowed by it to make or carry any LIBOR Rate Loan to the extent not recovered by Bank in connection with the re-employment of such funds), which Bank may sustain: (1) if for any reason a conversion to, or a borrowing of, any LIBOR Rate Loan does not occur on the date specified therefor in the relevant Notice of Borrowing or Notice of Rate Election or otherwise, as the case may be (unless such failure is directly caused by Bank); or (2) if any repayment (or conversion to a Prime Rate Loan) of a LIBOR Rate Loan occurs on a date which is not the last day of the then current Interest Period whether, in the case of repayment, such repayment is voluntary or occurs for any other reason including maturity, or whether, in the case of conversion, such conversion occurs for any reason specified in Section 2(i). In addition, in the event of any such repayment or failure to borrow or convert, Borrower shall also compensate Bank for the loss of any profits Bank would have received had any such LIBOR Rate Loan not been repaid or if such borrowing or conversion had occurred, including LIBOR Breakage payable under Section 2(h)(3). Absent manifest error, Bank's request shall be final, conclusive and binding upon Borrower. The provisions of this Section shall survive repayment of the Loan and the termination of this Agreement.
(l) Mitigation. Upon the occurrence of any event giving rise to the operation of Sections 2(e), 2(i) or 2(j), Bank will, if requested by Borrower use reasonable efforts (subject to overall policy considerations of Bank) to designate another lending office for the Loan; provided that such designation is made on such terms that Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequences of the event giving rise to the operation of such Section.
3. Conditions Precedent to Funding of the Loan. The Loan shall be made hereunder on the date (the “Closing Date”) when the following conditions have been satisfactorily fulfilled, in the sole and absolute discretion of Bank:
(a) Borrower shall have executed and delivered this Agreement, the Note, the Deed of Trust and all other Loan Documents to Bank;
(b) Bank shall have received, except as otherwise provided in this Agreement, (1) acknowledgments of all filings or recordations necessary to perfect its Liens in the Mortgaged Property, as well as UCC and Lien searches and other evidence satisfactory to Bank that such Liens are the only Liens upon the Mortgaged Property, except Permitted Liens, and (2) evidence that all filing and recording fees and taxes have been duly paid;
(c) no Material Adverse Effect shall have occurred since October 1, 2011;
(d) there shall be no action, suit, investigation or proceeding pending or, to the knowledge of Borrower, threatened in writing in any court or before any arbitrator or Governmental Authority that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(e) Bank shall have received, in form and substance reasonably satisfactory to it, (1) financial projections of Borrower and its Subsidiaries evidencing the ability of Borrower to comply with the financial covenant set forth in Section 7 and (2) interim financial statements for Borrower dated no earlier than one hundred twenty (120) days prior to the Closing Date;
(f) Borrower shall have paid (1) a non-refundable commitment fee equal to 0.40% of the Loan Amount (one-half of which was paid on July 3, 2012), (2) a non-refundable tax service fee to monitor tax payments in an amount equal to $315 and (3) all other fees, expenses and other amounts (including reasonable fees and expenses of counsel for Bank) to be paid to Bank on the Closing Date;
(g) Bank shall have received an Appraisal of the Mortgaged Property, in form and substance and from an Appraiser satisfactory to Bank, in Bank's sole and absolute discretion, together with such other reports, audits or certifications as it may reasonably request;
(h) Bank shall have received all documentation and other information required by regulatory authorities under applicable Anti-Terrorism Laws and “know your customer” rules and regulations;
(i) all representations of Borrower in this Agreement and in the other Loan Documents shall be true and correct in all material respects and no Default or Event of Default shall have occurred and be continuing;
(j) Bank shall have received a certificate, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Borrower certifying that, after giving effect to the Loan and transactions hereunder, as of the Closing Date: (1) Borrower and its Subsidiaries, on a consolidated basis, are Solvent; (2) no Default or Event of Default exists; and (3) the representations and warranties set forth in Section 4 are true and correct in all material respects;
(k) Bank shall have received a certificate of the secretary or assistant secretary of Borrower, certifying (1) that attached certified copies of Borrower's certificate of incorporation and bylaws and all amendments thereto as in effect on the Closing Date (collectively, the “Formation Documents”) are true and complete, and in full force and effect, without amendment except as shown; (2) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (3) to the title, name and signature of each Person authorized to sign the Loan Documents; and (4) that attached copies of a good standing certificate from the Secretary of State of Delaware and a certificate of foreign qualification from the Secretary of State of California;
(l) Bank shall have received, at Borrower's sole cost and expense, an ALTA policy of title insurance ("Title Insurance") for the Deed of Trust, issued by a nationally-recognized title insurance company acceptable to Bank, with such endorsements as Bank may require, showing fee title to the Mortgaged Property in Borrower, and insuring Bank that the Deed of Trust is a first and prior lien on such fee for the full amount of the Deed of Trust, subject only to such exceptions as shall be approved by Bank in its sole and absolute discretion;
(m) Bank shall have received a copy of a flood insurance policy no later than ten (10) days prior to the Closing Date, covering any portion of the Mortgaged Property that is determined to be in a flood hazard area (Zone A or V);
(n) Bank shall have received (1) insurance certificates and endorsements evidencing that Borrower has obtained the Insurance in accordance with Sections 5(f) and 5(g) and (2) evidence that all premiums theretofore due and payable thereon have been paid for a period of not less than one year from the Closing Date;
(o) Bank shall have completed its business, financial and legal due diligence of Borrower, its Subsidiaries and the Mortgaged Property;
(p) All unpaid and delinquent Taxes which are a lien on the Mortgaged Property as of the Closing Date shall have been paid in full and Bank shall have received copies of receipted bills therefore or other evidence of payment reasonably acceptable to Bank;
(q) Bank shall have received a fully executed copy of an undertaking (the “Environmental Undertaking”) in form and substance satisfactory to Bank, pursuant to which Borrower agrees to perform lead based paint and asbestos surveys prior to the commencement of any renovations at the Mortgaged Property to the extent required by Environmental Law and in accordance with Environmental Law;
(r) Bank shall have received a fully executed copy of the Authorization Agreement authorizing Bank to make withdrawals from the Debt Service Account pursuant to the terms of this Agreement; and
(s) Borrower shall have paid all Broker Fees then due and payable.
4. Representations and Warranties. In order to induce Bank to enter into this Agreement and to make the Loan, Borrower hereby makes the following representations and warranties, all of which shall survive the delivery of this Agreement and the making of the Loan:
(a) Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Borrower is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(b) Borrower is duly authorized to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower, and do not (1) require any consent or approval of any holders of Equity Interests of Borrower, other than those already obtained; (2) contravene the Formation Documents of Borrower; (3) violate or cause a default under any Applicable Law or Material Contract; or (4) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of Borrower;
(c) Borrower has, is in compliance with, and is in good standing with respect to, all material Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. No consent, approval, permit, exemption, action, order or authorization of, or filing, registration or qualification (all of the foregoing are collectively referred to as “Consents”) with, or with respect to, any court, regulatory agency or other governmental body is required in connection with the execution, delivery and performance by Borrower of this Agreement or any other Loan Document (other than (x) those Consents already obtained, taken or made and which are, and shall continue to be, in full force and effect; (y) proper recording of the Deed of Trust with the Santa Clara County Recorder's Office); and (z) those expressly contemplated by the Loan Documents.
(d) Each Loan Document is a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law);
(e) The consolidated balance sheets, and related statements of income, cash flow and shareholder's equity, of Borrower that have been and are hereafter delivered to Bank, together with the Borrower's Annual Report on Form 10-K for the fiscal year ended October 1, 2011 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2011 and March 31, 2012 filed with the Securities and Exchange Commission, are prepared in accordance with GAAP (subject to changes from audit and year end adjustments and the absence of footnotes in the case of unaudited financial statements), and fairly present in all material respects the financial positions and results of operations of Borrower and its Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time by Borrower to Bank have been prepared in good faith, based on assumptions believed by management of Borrower to be reasonable in light of the circumstances at such time (it being understood that projections are not to be viewed as facts and that actual results during the period or periods covered by the projections may differ from the projections and that such differences may be material). Since October 1, 2011, there has been no change in the condition, financial or otherwise, of Borrower and its Subsidiaries, taken as a whole, that could reasonably be expected to have a Material Adverse Effect;
(f) Except as shown on Schedule 4(f) to the Disclosure Letter, there are no proceedings or investigations pending or, to Borrower's knowledge, threatened in writing against Borrower or any Subsidiary, or any of their businesses, operations or Property, that (1) relate to any Loan Documents or transactions contemplated thereby; or (2) could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority binding on it;
(g) No event or circumstance has occurred or exists that constitutes a Default or Event of Default. Borrower is not in material default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a material default, under any Material Contract. To Borrower's knowledge, there is no basis upon which any party (other than Borrower) could terminate a Material Contract prior to its scheduled termination date;
(h) All Liens of Bank in the Mortgaged Property are (or will be, upon the proper recording of the Deed of Trust with the Santa Clara County Recorder's Office) duly perfected (except to the extent that perfection with respect to such Property is not required under any Loan Document), first priority Liens, subject only to Permitted Liens. The tax lots for the Mortgaged Property do not include any properties other than the Mortgaged Property;

(i) The insurance coverage of Borrower as in effect on the Closing Date complies with the requirements of Section 5(f) and is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 4(i) to the Disclosure Letter;
(j) (1)     Neither Borrower nor, to Borrower's knowledge, any existing or prior owner, tenant or subtenant of the Premises, nor any other party, is the subject of any civil or criminal investigation or enforcement proceeding, whether administrative or judicial, respecting any Hazardous Substance on or affecting the Premises or any violation of any Environmental Law with respect to the Premises;
(2) The Premises are not currently used in a manner which violates any Environmental Law in any material respect or which could give rise to material liability for Hazardous Substances, nor do conditions exist on or affect the Premises which would violate any such law in any material respect or which could give rise to such material liability;
(3) No private litigation involving the Premises is pending against Borrower, nor, to Borrower's knowledge, against any prior or existing owners, tenants or subtenants of the Premises or any other persons, nor, to Borrower's knowledge, is any such litigation threatened, which seeks any remedy based upon a violation of any Environmental Law for any injury to any person, property, animal life or vegetation caused by a Hazardous Substance or for removal or remediation of any Hazardous Substance;

(4) Neither Borrower nor, to Borrower's knowledge, any tenant or subtenant of the Premises or any other person, has received any written notice from any governmental or quasi-governmental agency with respect to (x) the unauthorized Release of any Hazardous Substance on or affecting the Premises or (y) any material violation of Environmental Law with respect to or affecting the Premises, Borrower, any tenant or subtenant or any other party;

(5) Since October 1, 2011, there has not been a material unauthorized Release on or affecting the Premises, nor, to Borrower's knowledge, is there presently the threat of such a Release, nor, to Borrower's knowledge, is there any asbestos or asbestos-containing materials on the Premises (with the exception of encapsulated asbestos pipe wrappings in the basement); and

(6) Borrower and all existing tenants and subtenants of the Premises possess all required Environmental Permits with respect to the Premises and are in compliance in all material respects with such permits;

(k) Borrower has filed all material federal, state, provincial, territorial, municipal, local and foreign tax returns and other reports that it is required by law to file, and has paid and remitted, or made provision for the payment and remittance of, all its material Taxes that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of Borrower and each Subsidiary has been established in accordance with GAAP for all years not closed by applicable statutes, and for its current Fiscal Year;

(l) Except as disclosed on Schedule 4(l) to the Disclosure Letter:

(1) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan;
(2) There are no pending or, to the knowledge of Borrower, threatened (in writing) claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect;

(3) (A) No ERISA Event has occurred or is reasonably expected to occur; (B) no Pension Plan has any Unfunded Pension Liability; (C) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (D) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (E) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA;
(m) Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Borrower to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors;
(n) Borrower is not (1) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (2) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Borrowed Money;
(o) No Loan Document, nor any material factual information furnished by or on behalf of Borrower in writing to Bank in connection with the transactions contemplated hereby, when taken as a whole together with the other Loan Documents and all other such material factual information and Borrower's filings with the Securities and Exchange Commission, contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that Borrower has failed to disclose to Bank in writing or that is not disclosed in Borrower's filings with the Securities and Exchange Commission that could reasonably be expected to have a Material Adverse Effect;
(p) Borrower has duly complied, and the Mortgaged Property is in compliance, in all respects with all Applicable Law and all applicable insurance underwriting requirements, including all zoning, building, housing, subdivision, environmental, flood plain requirements, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. Borrower has not received any citations, notices, claims or orders of material noncompliance under any Applicable Law which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(q) Borrower owns or has the lawful right to use all material Intellectual Property necessary for the conduct of its business, without conflict in any material respect with any Intellectual Property rights of others. There is no pending or, to Borrower's knowledge, threatened (in writing) Intellectual Property Claim with respect to Borrower or any of its Property (including any Intellectual Property) which could reasonably be expected to have a Material Adverse Effect;
(r) Borrower and its Subsidiaries, on a consolidated basis, are Solvent;
(s) The Obligations (to the extent they fall within the definition of “Senior Debt” in the Senior Subordinated Indenture) are hereby designated as “Designated Senior Debt” for purposes of and as defined in the Senior Subordinated Indenture. Borrower has taken all actions necessary for the Obligations (to the extent they fall within the definition of “Senior Debt” in the Senior Subordinated Indenture) to constitute “Senior Debt” and “Designated Senior Debt” for the purposes of and as defined in the Senior Subordinated Indenture;
(t) (1) (A) none of the funds or other assets of Borrower or of any Subsidiary of Borrower constitute property of, or are beneficially owned, directly or indirectly, by, any person subject to trade restrictions under the laws of the United States, including those who are covered by the International Emergency Economic Powers Act, 50 U.S.C. §§1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder (an “Embargoed Person”) with the result that Bank Exposure (as hereinafter defined) will occur; (B) to Borrower's knowledge, no Embargoed Person has any interest of any nature whatsoever (whether directly or indirectly) in Borrower with the result that Bank Exposure will occur; and (C) none of the funds of Borrower have been derived from any unlawful activity with the result that Bank Exposure will occur. For the purposes hereof, “Bank Exposure” shall mean any one or more of the following: (w) the Loan is in violation of applicable law, or (x) the Mortgaged Property or any portion thereof (including, without limitation, the rents or other income to be derived therefrom) is subject to forfeiture or to being frozen, seized, sequestered or otherwise impaired by any governmental authority, or (y) the Loan or any payments made or to be made in respect thereof (including, without limitation, principal and interest) is subject to forfeiture or to being frozen, seized, sequestered or otherwise impaired by a governmental authority or Bank or any of Bank's collateral for the Loan or the lien priority thereof or any of Bank's rights or remedies in respect of the Loan or the collateral therefor is otherwise impaired or adversely affected, or (z) Bank is subject to criminal or civil liability or penalty;
(2) Borrower is not in violation of the U.S. Federal Bank Secrecy Act, as amended, and its implementing regulations (31 CFR part 103), the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control (“OFAC”), or any other anti-money laundering law with the result that Bank Exposure will occur;
(3) Borrower is not a Person with whom people of the United States are restricted from doing business with under (a) regulations issued by OFAC (including those persons and entities named on OFAC's Specially Designated Nationals and Blocked persons list) or under any law of the United States (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or (b) any other law, if, with respect to either clause (a) or (b) of this Section 17(u)(3), Bank Exposure will occur. Without limiting the foregoing, Borrower is not presently funding its obligations hereunder with funds from any of the persons referred to in this Section 17(u)(3) if Bank Exposure will occur; and
(u) Borrower is not a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. Borrower is not is party or subject to any Restrictive Agreement, except as permitted by Section 6(i). No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by Borrower.
5. Affirmative Covenants. So long as this Agreement shall be in effect or any obligations under this Agreement (other than contingent amounts not yet due) or the Loan shall remain outstanding, Borrower shall to comply with each of the following covenants, unless Bank otherwise consents in writing:
(a) Books and Records; Financial Reporting. Borrower shall keep adequate records and books of account with respect to its business activities, in which proper entries are made that are sufficient to prepare financial statements in accordance with GAAP; and furnish to Bank:
(1) as soon as available, and in any event within 90 days after the end of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and stockholders' equity for such Fiscal Year, on consolidated basis for Borrower and its Subsidiaries, which consolidated statements shall be audited and certified (without qualification as to going concern or scope of audit and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards in the United States) by a firm of independent certified public accountants of recognized standing selected by Borrower and reasonably acceptable to Bank (it being understood that KPMG LLP is acceptable to Bank), and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;
(2) as soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters in any Fiscal Year, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the

Fiscal Year then elapsed, on consolidated basis for Borrower and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for Borrower and its Subsidiaries for such Fiscal Quarter and period, subject to normal year‑end adjustments and the absence of footnotes;
(3) concurrently with delivery of financial statements under clauses (1) and (2) above, or more frequently if requested by Bank while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer or treasurer of Borrower;
(4) concurrently with delivery of financial statements under clause (1) above, copies of all management letters and other material reports submitted to Borrower by its accountants in connection with such financial statements;
(5) not later than 75 days after the end of each Fiscal Year, projections of Borrower's consolidated balance sheets, results of operations and cash flow for the next Fiscal Year, quarter by quarter;
(6) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Borrower has made generally available to its shareholders; and copies of any regular, periodic and special reports or registration statements or prospectuses that Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange (excluding listing applications and other routine reports filed with any securities exchange); and
(7) no later than thirty (30) days after Bank's request therefor, such other reports and information (financial or otherwise) as Bank may request from time to time in connection with the Mortgaged Property or Borrower's financial condition or business, which reports and information shall be accurate as of a date no earlier than sixty (60) days prior to Bank's request;
Documents required to be delivered pursuant to clauses (1), (2) or (6) (to the extent such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically, shall be deemed to have been delivered on the date on which such documents are posted on Borrower's behalf on an Internet or intranet website, if any, to which Bank has access (whether a commercial, third-party website or whether sponsored by Bank); provided that Borrower shall notify Bank (by telecopier or electronic mail) of the posting of any such documents and shall deliver paper copies of such documents to Bank upon request;
(b) Notices. Borrower shall notify Bank in writing, promptly after Borrower's obtaining knowledge thereof, of any of the following that affects Borrower: (1) the non-frivolous threat in writing or commencement of any proceeding or investigation, whether or not covered by insurance, that if adversely determined could reasonably be expected to have a Material Adverse Effect; (2) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract, in each case involving employees of Borrower or any of its Subsidiaries; (3) any default under or termination (other than at the end of its term in accordance with such Material Contract) of a Material Contract; (4) the existence of any Default or Event of Default; (5) any judgment in an amount exceeding $10,000,000; (6) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (7) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Law), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (8) the occurrence of any ERISA Event in an amount exceeding $10,000,000; (9) any information of which Borrower is aware or becomes aware regarding any Release of Hazardous Substance on or affecting the Premises that could reasonably be expected to result in a Material Adverse Effect; or (10) the discharge of or any withdrawal or resignation by Borrower's independent accountants or any material change in accounting treatment or reporting practices other than, in the case of this clause (9), those disclosed in Borrower's Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K filed with the Securities and Exchange Commission;

(c) Payment of Obligations. Borrower shall pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including all lawful material claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves to the extent required in accordance with GAAP are being maintained by Borrower;
(d) Preservation of Existence. Except as otherwise permitted hereunder, Borrower shall at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, Borrower shall not be required to preserve any such existence, right or franchise, licenses and permits if the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to Borrower or to Bank;
(e) Maintenance of Property. Borrower shall: (1) maintain, preserve and protect its material Property necessary to the operation of its business in good working order and condition, ordinary wear and tear excepted; and (2) make all necessary repairs thereto and renewals and replacements thereof; in each of the foregoing clauses (1) and (2), except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(f) Mortgaged Property Insurance. Borrower shall procure and maintain original policies of the types of insurance required by the Deed of Trust ("Insurance").
(g) General Insurance. In addition to the Insurance required in the foregoing clause (f) and the Deed of Trust with respect to the Mortgaged Property, Borrower shall maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Bank, which approval shall not be unreasonably withheld, delayed or conditioned) reasonably satisfactory to Bank, with respect to the Properties and business of Borrower of such type (including product liability, workers' compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated;
(h) Compliance with Laws. Borrower shall comply with all Applicable Laws, including ERISA, Environmental Law, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection, payment and remittance of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with applicable Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect;
(i) Access; Inspection. Borrower shall permit Bank from time to time, subject (except when a Default or Event of Default exists) to reasonable notice, security requirements and normal business hours, to visit and inspect the Mortgaged Property for the purpose of conducting an inspection of the Mortgaged Property, provided Bank shall conduct only one such inspection in any Loan Year (except when a Default or Event of Default exists). Borrower shall reimburse Bank for all reasonable charges, costs and expenses of Bank in connection with such annual inspection of the Mortgaged Property; provided, however, that if an examination is initiated during the existence of a Default or Event of Default, all reasonable charges, costs and expenses therefor shall be reimbursed by Borrower without regard to such limits. Subject to and without limiting the foregoing, Borrower specifically agrees to pay Bank's then standard charges for each day that an employee of Bank is engaged in any inspection activities. This Section shall not be construed to limit Bank's right to use third parties for such inspections;
(j) Compliance with Material Contracts. Borrower shall perform and observe all of the terms and conditions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, except where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect;
(k) Taxes. Borrower shall pay, remit and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested; provided that Taxes that are determined to have been due as a result of a subsequent audit notwithstanding a good faith determination by Borrower that such Taxes were not payable at the time such Taxes are determined to have been due shall not be deemed to be delinquent for purposes of this Section 5(k) so long as such Taxes are paid and discharged promptly following the taxing authority's determination that the Taxes were due, unless such determination is being Properly Contested;
(l) Debt Service Account. Borrower shall maintain at all times during the term of the Loan a deposit account (the “Debt Service Account”) with Bank of America, N.A. or another acceptable bank which shall have a balance in immediately available funds on the dates on which installments of principal, interest and escrow amounts, if any, are due sufficient to pay the installments due hereunder. Borrower shall execute an Authorization Agreement for Loan Payment Services in the form of Exhibit C hereto (the “Authorization Agreement”) authorizing Bank to debit the Debt Service Account for payment of the installments of principal, interest and escrow amounts, if any, due and owing under the Loan.
(m) ABL Credit Agreement. Borrower shall provide Bank with a copy of each amendment, modification, restatement or supplement to the ABL Credit Agreement within three Business Days after the day on which such amendment, modification, restatement or supplement is approved and give Bank an opportunity to provide its agreement or consent thereto for purposes of the definition of “ABL Credit Agreement.”
6. Negative Covenants. So long as this Agreement shall be in effect or any obligations under this Agreement (other than contingent amounts not yet due) or the Loan shall remain outstanding, Borrower shall not, unless Bank otherwise consents in writing:
(a) Liens. Create or suffer to exist any Lien upon the Mortgaged Property, except the following (collectively, “Permitted Liens”):
(1) Liens in favor of Bank;
(2) Liens for Taxes not yet delinquent or being Properly Contested;
(3) statutory, common law or contractual Liens of landlords, creditor depository institutions or institutions holding securities accounts (including rights of set-off or similar rights and remedies), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of Borrower;
(4) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;
(5) Liens arising by virtue of a judgment or judicial order against Borrower or any Property of Borrower not constituting an Event of Default under Section 8(a)(7), provided that such Liens are (i) in existence for less than 20 days or being Properly Contested, and (ii) at all times junior to Bank's Liens;
(6) any interest or title of a lessor or sublessor under any lease of real estate not prohibited hereby;
(7) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
(8) Liens shown in the Title Insurance obtained pursuant to Section 3(l);
(9) easements, rights-of-way, covenants, conditions, restrictions and other similar encumbrances on title to the Mortgaged Property that, in each case, do not, individually or in the aggregate, materially interfere with the use of the Mortgaged Property by Borrower; and

(10) other immaterial Liens incident to the ordinary course of business that are not incurred in connection with any Debt and that do not individually or in the aggregate materially impair the use or value of the Mortgaged Property;
(b) Indebtedness. Create, incur, guarantee or suffer to exist any Borrowed Money, except:
(1) the Obligations;
(2) Subordinated Debt;
(3) the ABL Debt; and
(4) Debt of Borrower that is not included in any of the preceding clauses of this Section, to the extent expressly permitted pursuant to the ABL Credit Agreement;
(c) Investments. Make any Restricted Investment, except to the extent expressly permitted by Section 10.2.4 of the ABL Credit Agreement; provided, in no event shall Borrower make any Investment which results in or facilitates in any manner any Distribution not otherwise permitted under the terms of Section 6(f) at a time when such section is in effect. For purposes of determining compliance with the provisions of this Section 6(c), equity Investments made by Borrower (the “contributor”) in any Subsidiary that are effected pursuant to one or more equity contributions made contemporaneously or in prompt succession by the contributor and/or any of its Subsidiaries shall be deemed one Investment by the contributor;
(d) Fundamental Changes. Change its name or conduct business under any fictitious name; change its tax or other organizational identification number; change its form or jurisdiction of organization or merge, amalgamate, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except (1) for mergers, amalgamations or consolidations of a wholly-owned Subsidiary into Borrower, (2)  in connection with a Permitted Acquisition (including a “squeeze out” merger); and (3) changes in its name, tax or other organizational identification number or form of jurisdiction of organization upon 30 days prior written notice to Bank and provided that as a result of any such change no Lien granted to Bank hereunder ceases to be a valid, perfected Lien with the priority required hereunder;
(e) Sales and Dispositions of Assets. Make any Asset Disposition, except:
(1) the granting of Permitted Liens; and
(2) Asset Dispositions permitted pursuant to Section 10.2.5 of the ABL Credit Agreement;
(f) Distributions. Declare or make any Distributions, other than (1) Distributions permitted pursuant to Section 10.2.3 of the ABL Credit Agreement and (2) Distributions if, at the time, the Restricted Payment Conditions are satisfied;
(g) Nature of Business. Engage in any business, other than its business as conducted on the Closing Date or any Permitted Business, and in each case any activities incidental thereto;
(h) Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (1) transactions contemplated or permitted by the Loan Documents; (2) payment of reasonable compensation to officers and employees for services actually rendered, benefit plans for officers and employees entered into or maintained and established in the Ordinary Course of Business, and loans and advances permitted by Section 6(c); (3) payment of customary directors' fees and indemnities; (4) transactions between Borrower and any of its Subsidiaries; (5) transactions with Affiliates that were consummated prior to the Closing Date; and (6) transactions with Affiliates upon fair and reasonable terms fully disclosed to Bank and no less favorable than would be obtained in a comparable arm's-length transaction with a non-Affiliate;

(i) Restrictive Agreements. Become a party to any Restrictive Agreement, other than restrictions (1) in agreements evidencing Debt permitted by the ABL Credit Agreement; (2) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and other agreements entered into in the Ordinary Course of Business; (3) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement; (4) in the ABL Credit Agreement, the Indentures, the Senior Notes or the Senior Subordinated Notes or in other documents related to such Debt; (5) under or in connection with any joint venture agreements, partnership agreement, stock sale agreements and other similar agreements; provided that (A) any such agreements are entered into in the Ordinary Course of Business and in good faith, and (B) such restrictions are reasonably customary for such agreements; (6) under any agreement, instrument or contract affecting property or a Person at the time such property or Person was acquired by Borrower, so long as such restriction relates solely to the property or Person so acquired and was not created in connection with or in anticipation of such acquisition; (7) existing by virtue of, or arising under, applicable law, regulation, order, approval, license, permit, grant or similar restriction, in each case issued or imposed by a Governmental Authority; and (8) permitted under Section 10.2.13 of the ABL Credit Agreement;
(j) Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose;
(k) Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP or Applicable Law; or change its Fiscal Year;
(l) Certain Payments. If the Restricted Payment Conditions are not satisfied at the time thereof, make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (1) Subordinated Debt, except repayment of the Senior Subordinated Notes from the proceeds of the Loan hereunder and regularly scheduled payments of principal, interest and fees and payments upon mandatory redemption or prepayment, but in each case only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower shall certify to Bank, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (2) Borrowed Money (other than the Subordinated Debt, the Obligations and the obligations under the ABL Credit Agreement) prior to its due date (except scheduled payments of principal, interest and fees and payments upon mandatory redemption or prepayment) under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Bank); provided that, Borrower may honor any conversion request by a holder of any Convertible Indebtedness of Borrower and make cash payments in lieu of fractional shares in connection with the conversion of any Convertible Indebtedness; and
(m) Amendments to Other Debt Documents. Amend, supplement or otherwise modify the ABL Credit Agreement, the Indentures, any other document, instrument or agreement relating to the Senior Notes or any Subordinated Debt, if such modification (1) increases the principal balance of such Debt, or increases any required payment of principal or interest; (2) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (3) shortens the final maturity date or otherwise accelerates amortization; (4) increases the interest rate; (5) increases or adds any fees or charges (excluding any fees or charges for amendments, consents or waivers); (6) modifies any covenant in a manner or adds any representation, covenant or default that is, more onerous or restrictive in any material respect for Borrower, or that is otherwise materially adverse to Borrower or Bank; or (7) results in the Obligations not constituting “Senior Debt” under the Senior Subordinated Indentures or otherwise not being fully benefited by the subordination provisions thereof;
provided, however, that the restrictions in Sections 6(b), 6(f), 6(l) and 6(m) shall not be operative, and Borrower shall not be subject thereto, so long as any provisions prohibiting such restrictions in the ABL Credit Agreement (as in effect from time to time, for the purposes of this proviso) remain in effect.
7. Financial Covenant. So long as this Agreement shall be in effect or any obligations under this Agreement (other than contingent obligations not yet due) or the Loan shall remain outstanding, Borrower shall maintain a Fixed Charge Coverage Ratio of at least 1.25:1.00 at the end of each Fiscal Quarter.

8. Events of Default. (a) Each of the following shall constitute an “Event of Default” under this Agreement and the other Loan Documents:
(1) Non-Payment of Obligations. Borrower fails to pay (A) the principal of, or premium on, any Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise); or (B) any interest on any Loan or any fee or other amount due hereunder within two (2) Business Days after the date due;
(2) Non-Performance of Covenants. Borrower breaches or fails to perform any covenant contained in Section 5(a) (other than clauses (1) and (2) thereof), 5(f), 5(g), 5(i), 6 or 7; provided, that if Borrower breaches or fails to perform the covenant contained in Section 6(a) as a result of an involuntary Lien upon the Mortgaged Property, such breach or failure shall not constitute an Event of Default under this clause (2) unless such breach or failure is not cured within 30 days after Borrower receives written notice thereof from any source, provided further, that such 30 day period shall run concurrently with (and shall not be extended by) any cure period or period in which Borrower may Properly Contest a Lien in accordance with Section 6(a) of this Agreement, which defines Permitted Lien;
(3) Non-Performance of Other Obligations. (A) Borrower breaches or fails to perform any covenant contained in Section 5(a)(1) or Section 5(a)(2) and such breach or failure is not cured within 15 days after a Senior Officer of Borrower has knowledge thereof or receives notice thereof from Bank, whichever is sooner, or (B) Borrower breaches or fails to perform any other covenant contained in any Loan Documents (not covered by clause (1), (2), or (3)(A) of this Section 8(a)), and such breach or failure is not cured within 30 days after a Senior Officer of Borrower has knowledge thereof or receives notice thereof from Bank, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by Borrower;
(4) Breach of Representation or Warranty. Any representation, warranty or other written statement of Borrower made in connection with any Loan Document or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(5) Cross-Default. Any breach or default of Borrower occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Borrowed Money (other than the Obligations), Debt in respect of Hedging Agreements or Debt arising from any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (x) due more than six months from the date of incurrence of the obligation in respect thereof or (y) evidenced by a note or similar written instrument, in each case in excess of the Dollar Equivalent of $50,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach (it being understood that the amount of Debt in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Agreement were terminated at such time);
(6) Bankruptcy, Insolvency, etc.
(A) Borrower is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business for any material period of time; Borrower suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of Borrower's business for a material period of time; the Mortgaged Property of Borrower is taken or impaired through condemnation; or Borrower is not Solvent; or

(B) An Insolvency Proceeding is commenced by Borrower; Borrower makes an offer of settlement, extension, arrangement, proposal (or notice of intention to make a proposal) or composition to its unsecured creditors generally; a trustee, receiver, interim receiver, receiver-manager, monitor or similar official or custodian is appointed to take possession of the Mortgaged Property or to operate any of the business of Borrower; or an Insolvency Proceeding is commenced against Borrower and Borrower consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by Borrower, the proceeding is not dismissed within 60 days after filing or institution, or an order for relief is entered in the proceeding (items (A) and (B) of this Section 8(a)(6) each being referred to herein as a “Bankruptcy Event”);
(7) Judgments. Any (A) material non-monetary judgment or order is entered against Borrower or (B) judgment or order for the payment of money is entered against Borrower in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Borrower, the Dollar Equivalent of $50,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless, in each case, no later than 60 days after the entry thereof, a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise, or such judgment is satisfied, discharged, vacated or bonded;
(8) ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of Borrower to a Pension Plan, Multiemployer Plan or PBGC in excess of $40,000,000, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; Borrower or an ERISA Affiliate fails to pay when due any installment payment in excess of $5,000,000 with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;
(9) Invalidity. Borrower denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Bank; or any Loan Document ceases to be in full force or effect for any reason or any Lien ceases to be a valid, perfected Lien with the priority required hereunder (in each case other than as expressly permitted hereby or pursuant to a waiver or release by Bank); or
(10) Change of Control. A Change of Control occurs.
(b) (i) Upon the occurrence and during the continuation of an Event of Default (other than a Bankruptcy Event) and at any time thereafter Bank may, in addition to any other rights or remedies available to Bank pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Bank deems advisable to protect and enforce Bank's rights against Borrower and in the Property, including, without limitation, declaring the Obligations to be immediately due and payable, and Bank may enforce or avail itself of any or all rights or remedies provided in the Loan Documents and may exercise all the rights and remedies of a secured party under the UCC against Borrower and the Mortgaged Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Bankruptcy Event, the Obligations and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
(ii)    Upon the occurrence and during the continuation of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Bank against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Bank at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Bank shall have commenced any foreclosure proceeding or other action for the enforcement of Bank's rights and remedies under any of the Loan Documents with respect to the Mortgaged Property. Any such actions taken by Bank shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Bank may determine in Bank's sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Bank permitted by law, equity or contract or as set forth herein or in the other Loan Documents.
9. Costs and Expenses. Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Bank upon receipt of written notice from Bank for all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Bank in accordance with this Agreement in connection with (a) the preparation, negotiation, execution and delivery of this Agreement, the Deed of Trust and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby; (b) Borrower's ongoing performance of and compliance with Borrower's agreements and covenants contained in this Agreement, the Deed of Trust and the other Loan Documents on its part to be performed or complied with after the date hereof, including, without limitation, confirming compliance with environmental and insurance requirements; (c) the negotiation, preparation, execution, delivery and administration of any amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Bank; (d) securing Borrower's compliance with any requests made pursuant to the provisions of this Agreement; (e) the filing and recording of the Deed of Trust and any other documents required to be filed or recorded pursuant to this Agreement, (f) obtaining any Insurance or Title Insurance, (g) Bank's and Bank's counsel's review of the condition of the Mortgaged Property and all documentation, appraisals and reports required by Bank in connection therewith, (h) the modification or amendment of this Agreement, the Deed of Trust and the other Loan Documents; (i) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower this Agreement, the other Loan Documents or the Mortgaged Property, or any other security given as collateral for the Loan; and (j) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings.
10. Indemnification. In consideration of the execution and delivery of this Agreement by Bank and the extension of the Loan, Borrower hereby agrees to indemnify, exonerate and hold Bank and Bank's parent, affiliates and subsidiaries (collectively, “Bank Entities”) and Bank's and Bank Entities' officers, directors, employees, attorneys, agents and representatives (Bank, Bank Entities and each such person or party are hereinafter each referred to individually as a “Bank Party” and collectively as the “Bank Parties”) harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages, costs and expenses (irrespective of whether such Bank Party is a party to the action for which indemnification hereunder is sought), including, without limitation, reasonable attorneys' fees and disbursements (the “Indemnified Liabilities”), incurred by Bank Parties or any of them as a result of, or arising out of, or relating to:
(a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Loan; or
(b) Borrower's failure to perform its obligations under this Agreement or any of the other Loan Documents, except in each case for any such Indemnified Liabilities arising for the account of a particular Bank Party by reason of the relevant Bank Party's gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
11. Notices. (a) Except as otherwise provided for herein, all notices, demands and other communications (each, a “Notice”) provided to any party hereto under this Agreement of any of the other Loan Documents shall be in writing and addressed to such party at its address set forth below or at such other address as may be designated by such party from time to time to the other parties in a Notice complying as to delivery with the terms of this Section 11.

If to Borrower	Sanmina-SCI Corporation 2700 North First Street San Jose, California 95134 Attn: [Brian Casey, Treasurer] Fax: (408) 964-3644 Email: brian.casey@sanmina-sci.com
If to Bank
Union Bank, N.A.
Technology, Media and Telecommunications Group
National Banking
350 California Street, 17th Floor
(MC: H 1740)
San Francisco, CA 94104
Attn: Annabella Guo and Michael Kus
Phone: (415) 705 -7506
(415) 705-7430
Email: Annabella.guo@unionbank.com
Michael.kus@unionbank.com

With a copy to:	Union Bank, N.A. Attn: Asset Management P.O. Box 30115 Los Angeles, CA 90030-0115 Fax: (323) 720-7836 Attn: Manager
and a copy to:	Bingham McCutchen LLP Three Embarcadero Center San Francisco, CA 94111 Attn: Thomas G. Reddy Phone: (415) 398-2188 Fax: (415) 262-9227 Email: thomas.reddy@bingham.com

All Notices hereunder and under any applicable law pertaining hereto shall be in writing and shall be deemed sufficiently given or served for all purposes when delivered (1) by personal service or courier service, and shall be deemed given on the date when signed for or, if refused, when refused by the person designated as an agent for receipt of service, (2) by overnight by a nationally recognized courier (e.g., Federal Express, UPS), and shall be deemed given one Business Day after being sent, (3) by United States certified mail, return receipt requested, postage prepaid, or (4) transmittal by facsimile or electronic mail, and shall be deemed given two Business Days after being sent, to any party hereto at the applicable address set forth above.
(b) Each party agrees that such party shall not refuse or reject delivery of any Notice given in accordance with this Section 11, that such party shall acknowledge, in writing, the receipt of any Notice upon request by the other party, and that any Notice refused or rejected by any party shall be deemed for purposes of this Section 11 to have been received by the refusing or rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service, the courier service or facsimile transmission instrument.
12. Assignment/Participation by the Holder Hereof.
(a) The Bank may, at any time, sell, transfer or assign the Loan Documents, or grant participations therein (“Participations”) or syndicate the Loan (“Syndication”).
(b) Subject to Section 13(m), the Bank may forward to each purchaser, transferee, assignee, or servicer of, and each participant, or investor in, the Loan, or any Participations or any of their respective successors (collectively, the “Investor”) all documents and information which Bank now has or may hereafter acquire relating to the Obligations and to Borrower, any member, shareholder or partner thereof, and the Mortgaged Property, including financial statements, whether furnished by Borrower or otherwise, as Bank determines necessary or desirable. The Bank shall cause any Investor to keep any information disclosed to such Investor confidential.
(c) Borrower agrees to cooperate with Bank in connection with any sale or transfer of the Loan, Syndication or any Participation created pursuant to this Section 12; provided that all costs and expenses arising from such sale, transfer, Participation or Syndication shall be paid by Bank.
13. Miscellaneous.
(a) Amendments. This Agreement may not be waived, supplemented, amended, modified or discharged except by a written agreement executed by Borrower and Bank.
(b) Severability. Any term, provision, covenant or condition of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms, provisions, covenants and conditions of this Agreement or such other Loan Document or affecting the validity or enforceability of such term, provision, covenant or condition in any other jurisdiction.
(c) Headings. The various headings of this Agreement and any other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any of the terms, provisions, covenants and conditions hereof or thereof.
(d) Facsimile; Counterparts; Effectiveness, etc. The receipt by Bank of a facsimile of Borrower's signatures hereto shall be deemed to be incontrovertible evidence that Borrower has executed and delivered this Agreement with the same force and effect as though the original executed Agreement has been delivered. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof shall be executed and delivered on behalf of Borrower and Bank.
(e) Governing Law; Entire Agreement. This Agreement will be governed by federal law applicable to Bank and, to the extent not preempted by federal law, the laws of the State of New York without reference to principles of conflicts of law, except to the extent that matters of title or creation, perfection or priority of Liens created hereby or procedural issues of foreclosure or enforcement of remedies are required to be governed by the laws of the jurisdiction where the Mortgaged Property is located. This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.
(f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns; provided, however, that Borrower may not assign or transfer any or all of Borrower's rights or obligations hereunder without the prior written consent of Bank, which consent may be withheld by Bank in Bank's sole and absolute discretion.
(g) Broker Fees. Borrower warrants and represents to Bank that it has not retained, nor is it obligated to, any person for brokerage, finder's or similar services in connection with the transactions contemplated by this Agreement, and that no commission, finder's fee or other brokerage or agent's compensation can be properly claimed by any person or entity based upon the acts of such party with regard to the transactions which are the subject matter of this Agreement, with the exception of Newmark Knight Frank Cornish & Carey Commercial, broker for Borrower (“Borrower's Broker”). Borrower shall be responsible for all brokerage fees (the “Broker Fees”) payable to Borrower's Broker in accordance with a separate agreement between Borrower and Borrower's Broker, and Borrower shall indemnify and defend Bank against and hold Bank harmless from all Claims arising from or relating to any claim for a commission, fee or other compensation made by any brokers or parties with which Borrower has dealt in connection with this Agreement or the transactions contemplated hereby, including Borrower's Broker.

(h) Further Assurances. Borrower shall, at the cost and expense of Borrower, and without expense to Bank, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, assignments, security agreements, control agreements, notices of assignments, transfers and assurances as Bank shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Bank the security interests intended by the Loan Documents and rights hereby granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Bank, or for carrying out the intention or facilitating the performance of the terms of this Agreement and the other Loan Documents, or for complying with all legal requirements. Borrower, on demand, shall deliver, and in the event Borrower shall fail to so deliver, hereby authorizes Bank to file, in the name of Borrower one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain the priority of the security interest of Bank, in the Mortgaged Property. Borrower grants to Bank an irrevocable power of attorney coupled with an interest, exercisable only after the occurrence and during the continuance of an Event of Default, for the purpose of exercising and perfecting any and all rights and remedies available to Bank at law and in equity, including without limitation, such rights and remedies available to Bank pursuant to this Section 12(h).
(i) Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.
(j) Actions, Approvals and Determinations. Wherever in this Agreement it is provided that (a) as a condition precedent to Borrower undertaking certain action, Borrower shall be required to obtain Bank's consent or approval or (b) Bank shall have the right to make a determination (including, without limitation, a determination as to whether a matter is satisfactory to Bank), or if Borrower shall request that Bank take any action, then, unless expressly provided to the contrary in the applicable provision of this Agreement, the decision whether to grant such consent or approval or to take the requested action, or the determination in question, shall be in the sole and exclusive discretion of Bank and shall be final and conclusive. Wherever in this Agreement it is stated that any consent or approval shall not be unreasonably withheld or that a determination to be made by Bank shall be subject to a specified standard, then, if a court of competent jurisdiction determines, without right to further appeal, that the consent or approval shall be deemed granted or the standard shall be deemed met, as the case may be, then Bank, at the request of Borrower, shall deliver to Borrower written confirmation thereof. In any instance in which Borrower, or any Loan Document provides, that Bank shall consider granting Bank's consent or approval or making a determination or taking some other action, Borrower, upon demand, pay all costs, expenses and attorneys' fees and disbursements incurred by Bank in connection therewith.
(k) Relationship of Parties. Borrower acknowledges and agrees that Bank is not, has never been, and shall not be deemed to be a partner or a joint venturer of Borrower with respect to the Loan, the Mortgaged Property or otherwise and that the relationship of Bank to Borrower is, has always been, and shall continue to strictly be that of a lender to a borrower. Borrower hereby knowingly, voluntarily, intentionally, unconditionally and irrevocably waives and relinquishes all claims, demands, counterclaims and/or defenses alleging the existence of any partnership, joint venture or other fiduciary relationship between Bank and Borrower and Borrower shall hold Bank and Bank Parties, harmless from and against any and all losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments and any other fees, costs and expenses that Bank and/or Bank Parties may sustain as a result of any such allegation by any person or entity whatsoever.
(l) Forbearance. Any forbearance by Bank in exercising any right or remedy under this Agreement or any other Loan Document or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of that or any other right or remedy. The acceptance by Bank of any payment after the due date of such payment (including, without limitation, after the Maturity Date, whether by acceleration or otherwise), or in an amount which is less than the required payment, shall not be a waiver of Bank's right to require prompt payment when due of all other payments or to exercise any right or remedy with respect to any failure to make prompt or full payment. Enforcement by Bank of any security for Borrower's obligations under this Agreement, the Note or any other Loan Document shall not constitute an election by Bank of remedies so as to preclude the exercise of any other right or remedy available to Bank.

(m) Confidentiality. Bank agrees to maintain the confidentiality of all Information (as defined below) with the same degree of care that it uses to protect its own confidential information (but in no event less than a reasonable degree of care), except that Information may be disclosed (a) on a need to know basis to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and required to keep the Information confidential); (b) to the extent requested by any governmental or regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d)  to the extent necessary in connection with the exercise of any remedies, the enforcement of any rights, or any action or proceeding relating to any Loan Documents; (e) subject to an agreement containing provisions substantially the same as this Section, to any Investor; (f) with the consent of Borrower; or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Bank on a nonconfidential basis from a source other than Borrower; provided that prior to any disclosure pursuant to clause (c), to the extent practicable the party disclosing such Information shall use reasonable efforts to notify (to the extent not prohibited by Applicable Law) Borrower. Notwithstanding the foregoing, Borrower may publish or disseminate general information describing this credit facility, including the names and addresses of Borrower and a general description of Borrower's businesses, and, subject to the review and approval of Borrower may use Borrower's logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from Borrower or any of its Subsidiaries relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information, but in no event less than a reasonable degree of care. Bank acknowledges that (i) Information may include material non-public information concerning Borrower or of its Subsidiaries; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal, state, provincial, territorial and foreign securities laws.
(n) Waivers. Presentment, demand, notice of dishonor, protest, notice of acceleration, notice of intent to demand or accelerate payment of maturity, presentment for payment, notice of nonpayment, grace, notice of acceleration of maturity, and diligence in collecting the Obligations (or any portion thereof) are waived by Borrower, all makers, endorsers and guarantors of this Agreement and/or the Note and all other third-party obligors.
(o) Waiver of Jury Trial, etc. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BANK AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BANK OR BORROWER. BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK'S ENTERING INTO THIS AGREEMENT AND THE LOAN. To the extent permitted by applicable law, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be resolved in the manner set forth in the Alternative Dispute Resolution Agreement between Borrower and Bank entered into on or about the date of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BANK: UNION BANK, N.A., a national banking association By:/s/ Annabella Guo Name: Annabella Guo Title: Vice President
BORROWER: SANMINA-SCI CORPORATION, a Delaware corporation By: /s/ Robert K. Eulau Name: Robert K. Eulau Title: Executive Vice President and Chief Financial Officer